Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

Huake Holding Biology Co., LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Ordinary Shares	457(o)	1,437,500	(2)	6.00	$8,625,000	.0001102	$950.48
Fees Previously Paid	Equity	Ordinary Shares	457(o)	5,750,000		5.00	$28,750,000	.0000927	$2,665.13
Fees Previously Paid	Equity	Ordinary Shares	457(o)	5,750,000		5.00	$28,750,000	.0001091	$3,136.63
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$8,625,000		$950.48
	Total Fees Previously Paid								$3,136.63
	Total Fee Offsets								$-
	Net Fee Due								$0

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Includes 187,500 Class A Ordinary Shares issuable upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.